Exhibit 99.1

Investor Contacts:	Jennifer Almquist/Crocs, Inc.
(303) 848-7000
jalmquist@crocs.com
Brendon Frey/ICR, Inc.
(203) 682-8200
brendon.frey@icrinc.com

Media Contact:	Tia Mattson/Crocs, Inc.
(303) 848-7199
tia@crocs.com

Crocs, Inc. Reports 2009 Fourth Quarter and Fiscal 2009 Financial Results

Fourth Quarter Revenue Improves 8% Over Prior Year

Ends 2009 with Cash of $77 Million and No Bank Debt

Guides to Strong First Quarter Sales and Profitable 2010

NIWOT, COLORADO — February 25, 2010 — Crocs, Inc. (NASDAQ: CROX) today reported financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth quarter 2009 revenues increased 7.9% to $136.0 million compared to revenues of $126.1 million in the year ago period. The Company reported a net loss of $11.4 million  in the fourth quarter of 2009 with diluted loss per share of ($0.13), compared to a fourth quarter 2008 net loss of $34.7 million, or ($0.42) per diluted share.  Fourth quarter 2009 net loss includes the effects of the following:

•                  $0.6 million loss from foreign currency exchange rate fluctuations during the 2009 fourth quarter and

•                  $3.6 million in impairment and restructuring charges and net charitable contributions.

On a non-GAAP basis, the Company’s fourth quarter 2009 net loss after taxes and excluding foreign currency exchange losses, charitable contributions and certain one-time items was $3.5 million, or ($0.04) per diluted share.

Year-over-year fourth quarter changes in the Company’s channel revenue streams were as follows:

•                  Retail sales increased 25.9% to $43.8 million;

•                  Internet sales increased 20.6% to $15.3 million; and

•                  Wholesale sales decreased 2.1% to $77.0 million.

Changes in the Company’s regional segment revenue streams during the same quarterly periods were as follows:

•                  Europe increased 51.2% to $16.5 million;

•                  Asia increased 15.5% to $50.5 million; and

•                  Americas decreased 3.4% to $68.9 million.

Revenues for the year ended December 31, 2009 decreased 10.5% to $645.8 million compared to revenues of $721.6 million in 2008. The Company reported a net loss of $42.1 million for fiscal 2009 with a diluted loss per share of ($0.49), compared to a net loss of $185.1 million, or ($2.24) per diluted share in fiscal 2008.

Balance Sheet

The Company’s cash and cash equivalents as of December 31, 2009 increased 49.5% to $77.3 million compared to $51.7 million at December 31, 2008.  The Company had no bank debt at December 31, 2009.

Inventory decreased 34.8% to $93.3 million at December 31, 2009 from $143.2 million at December 31, 2008 resulting in inventory turnover of 2.9 times.  Inventory turnover is calculated by annualizing the current period cost of goods sold and dividing by the average between the prior period and current period inventory balance.

The Company ended the fourth quarter of 2009 with accounts receivable of $50.5 million compared to $35.3 million at December 31, 2008 as a result of higher sales in the quarter. Days sales outstanding increased from 25.8 days for the three months ended December 31, 2008 to 34.1 days for the three months ended December 31, 2009.

Net capital expenditures in the fourth quarter and full year 2009 were $9.6 million and $29.8 million, respectively, compared to $14.4 million and $76.2 million in the fourth quarter and full year 2008.

“The past year was marked by significant operational changes that helped stabilize our business and reshaped the outlook for our Company,” commented John Duerden, President and Chief Executive Officer of Crocs. “I believe the brand remains strong and continues to attract a large and loyal consumer following.  In the near term, our focus remains on reinvigorating the top line, controlling costs and introducing fun and innovative footwear.  In 2010, we will re-engage the consumer through more targeted and effective advertising programs and through further development of our direct and indirect distribution channels. While there is still more work ahead of us, the progress we made during the past 12 months strengthening our balance sheet, right-sizing our cost structure and tightening our distribution have already yielded positive results, have strengthened the core of our business and provide a solid platform for future profitable growth.”

Guidance

The Company expects to generate between $155 million and $160 million in revenue during its 2010 first quarter, with diluted earnings per share at approximately break even.  This guidance assumes an effective tax rate of 30%.

Conference Call Information

A conference call to discuss Crocs’ fourth quarter 2009 financial results is scheduled for today (February 25, 2010) at 5:00 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 120 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs™ footwear provides profound comfort and support for any occasion and every season.  All Crocs™ branded shoes feature Croslite™ material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs™ products are sold in 125 countries. Every day, millions of Crocs™ shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin, net of the impact of sales of impaired inventories; our management and information systems infrastructure; our ability to repatriate cash held in foreign locations in a timely and cost-effective manner; our ability to maintain compliance with our debt covenants; our ability to maintain sufficient liquidity; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; our reliance on third-party manufacturing and logistics providers for the production and distribution of products; our ability to anticipate difficulties or disruptions to our manufacturing operations; our reliance on a limited source supply for certain raw materials; inherent risks associated with the manufacture, distribution and sale of our products overseas; our ability to meet the estimates or expectations of public market analysts and investors; seasonal variations in our business; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in demand for our products; our ability to maintain effective internal controls; our defense and the ultimate outcome of a pending class action lawsuit; our ability to attract, assimilate and retain adequate talent; our ability to maintain and improve business relationships with third parties selling our products; the effect of competition in our industry; our ability to successfully integrate and grow acquired businesses and brands; and the effect of potential adverse currency exchange rate fluctuations;

and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

###

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues	$136,011	$126,092	$645,767	$721,589
Cost of sales	75,743	70,048	344,806	487,623
Gross profit	60,268	56,044	300,961	233,966
Selling, general and administrative expenses	70,835	97,575	310,927	368,800
Restructuring charges	1,653	895	7,623	7,664
Impairment charges	638	484	26,085	45,784
Charitable contributions expense	214	—	7,510	—

Income (loss) from operations	(13,072)	(42,910)	(51,184)	(188,282)
Interest expense	83	408	1,495	1,793
Gain on charitable contributions	(330)	—	(3,163)	—
Other (income) expense	625	217	(895)	(565)
Income (loss) before income taxes	(13,450)	(43,535)	(48,621)	(189,510)
Income tax (benefit) expense	(2,002)	(8,834)	(6,543)	(4,434)
Net income (loss)	$(11,448)	$(34,701)	$(42,078)	$(185,076)
Net income (loss) per common share:
Basic	$(0.13)	$(0.42)	$(0.49)	$(2.24)
Diluted	$(0.13)	$(0.42)	$(0.49)	$(2.24)
Weighted average common shares outstanding:
Basic	85,670,340	83,004,845	85,112,461	82,767,540
Diluted	85,670,340	83,004,845	85,112,461	82,767,540

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$77,343	$51,665
Restricted cash	1,144	—
Accounts receivable, net	50,458	35,305
Inventories	93,329	143,205
Deferred tax assets, net	7,358	11,364
Income tax receivable	8,611	24,417
Prepaid expenses and other current assets	29,011	13,415
Total current assets	267,254	279,371

Property and equipment, net	71,084	95,892
Restricted cash	1,506	2,922
Intangible assets, net	35,984	40,892
Deferred tax assets, net	18,479	21,231
Other assets	15,431	15,691
Total assets	$409,738	$455,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,434	$35,137
Accrued expenses and other current liabilities	53,580	50,076
Accrued restructuring charges	2,616	1,439
Deferred tax liabilities, net	9	30
Income taxes payable	6,377	24,420
Note payable, current portion of long-term debt and capital lease obligations	640	22,431
Total current liabilities	86,656	133,533

Long-term debt and capital lease obligations	912	—
Deferred tax liabilities, net	2,192	2,917
Long-term restructuring	520	959
Other liabilities	31,838	31,427
Total liabilities	122,118	168,836

Commitments and contingencies (note 12)

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 shares authorized, 86,224,760 and 85,659,581 shares issued and outstanding, respectively at September 30, 2009 and 83,543,501 and 83,019,501 shares issued and outstanding, respectively at December 31, 2008	85	84
Treasury Stock, 524,000 shares, at cost	(25,260)	(25,022)
Additional paid-in capital	266,472	232,037
Deferred compensation	—	(246)
Retained earnings	22,155	64,233
Accumulated other comprehensive income	24,168	16,077
Total stockholders’ equity	287,620	287,163
Total liabilities and stockholders’ equity	$409,738	$455,999

Crocs, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share and per share data)

(Unaudited)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Internally, management monitors the operating performance of its business using non-GAAP metrics similar to those below. These non-GAAP measures exclude the effects of foreign exchange rate loss, restructuring activities, inventory write-down, asset impairment charges and unusual gross profit on impaired inventory sales.  In management’s opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Non-GAAP Reconciliations

	3 months ended		3 months ended
	December 31, 2009		December 31, 2008

GAAP gross profit	60,268		56,044
Restructuring charges reflected in cost of sales	1,307	(1)	—	(1)
Non-GAAP gross profit	61,575		56,044

	3 months ended		3 months ended
	December 31, 2009		December 31, 2008

GAAP selling, general and administrative expense	70,835		97,575
Foreign currency (gain)/loss	582	(2)	21,091	(2)
One-time stock-based compensation adjustment	3,900	(3)	—	(3)
Non-GAAP selling, general and administrative expense	66,353		76,484

	3 months ended		3 months ended
	December 31, 2009		December 31, 2008

GAAP Income/(loss) before income taxes	(13,450)		(43,535)
Foreign currency (gain)/loss, net of tax	582	(2)	21,091	(2)
One-time stock-based compensation adjustment	3,900	(3)		(3)
Restructuring charges	2,960	(1)	895	(1)
Asset impairment	638	(4)	484	(4)
Charitable contributions expense	214	(4)	—	(4)
Gain on charitable contributions	(330	)(4)	—	(4)
Non-GAAP net income (loss) before income taxes	(5,486)		(21,065)
Tax expense	(2,002)		(8,834)
Non-GAAP net (loss) income	(3,484)		(12,231)
Non-GAAP net (loss) income per diluted share	$(0.04)		$(0.15)

(1) This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents non-recurring restructuring charges.  Of the $3.0 million in total Q4 2009 restructuring charges, $1.3 million was reflected in cost of sales and the remaining amount was reflected in its own line item in the calculation of Q4 2009 operating loss.  During the fourth quarter of 2008, the entire $0.9 million in restructuring charges was reflected as its own line item in the calculation of Q4 2008 operating loss.

(2) The proforma adjustments in this GAAP to Non-GAAP reconciliation represent the add-back of GAAP charges taken in connection with our quarter foreign currency exchange rate loss reflected in selling, general and administrative expense.

(3) The proforma adjustments in this GAAP to Non-GAAP reconciliation represent the add-back of charges taken to correct certain errors caused by miscalculations by our third-party stock-based compensation software.  This error changed the timing of stock-based compensation expense recognition, but does not impact net cash provided by operations in any period.

(4) The proforma adjustments in this GAAP to Non-GAAP reconciliation represent the add-back of GAAP charges taken in connection with our quarter asset impairment charges as well as the expense and related gain on charitable contributions during the quarter.